Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) by and between Manhattan Associates, Inc, a Georgia limited liability company (“Company”), and Pervinder Johar (“Executive”) is hereby entered into and effective as of the 30th day of March, 2006 (the “Effective Date”).
     WHEREAS, Company is engaged in the development, marketing, selling, implementation and installation of computer software solutions specifically designed for the management of warehouse and distribution centers and providing transportation management for consumer product manufacturers, retailers and retail and grocery suppliers and distributors (the “Company Business”);
     WHEREAS, Company desires to employ executive as Senior Vice President and Chief Technology Officer ___ and Executive desires to accept said employment by Company; and
     WHEREAS, Company and Executive have agreed upon the terms and conditions of Executive’s employment with Company and the parties desire to express the terms and conditions in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby agreed as follows:
A G R E E M E N T S :
     1. Employment and Duties.
          A. Company shall employ Executive as Senior Vice President and Chief Technology Officer in accordance with the terms and conditions set forth in this Agreement. Executive hereby accepts employment on the terms set forth herein. Executive shall report to the President or the Chief Executive Officer (CEO) or such other executive as may be designed by the President, Chief Executive Officer or the Board of Directors.
          B. Executive shall have responsibility for the long-range direction of software product research and development and is accountable for global product development, research, quality assurance and documentation functions (“Duties”) and as may otherwise be assigned to him from time to time.
          C. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.
     2. Compensation.
          A. Base Salary. During his employment hereunder, Company shall pay to Executive a base salary (“Base Salary”) of $20,416.67 per month ($245,000.00 annualized), subject to all standard employment deductions, which amount may be increased annually at the discretion of the Chief Executive Officer or Board of Directors.
          B. Performance-Related Bonus. Executive shall be eligible to receive a performance-related bonus of $155,000.00 per year, based on the criteria attached, Exhibit A, and subject to all standard employment deductions.
          C. Stock Option. The Executive has received the option (the “Option”) to purchase 146,259 shares of Company pursuant to the Manhattan Associates, Inc. Option Plan (the “Option Plan”). The options will vest in accordance with the stock option certificate given for each grant.
          D. Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, which Company provides for its employees at the executive level.

          E. Expenses. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the policies of Company then in effect.
          F. Vacation. Executive shall accrue 1.25 vacation days for each complete calendar month worked and 1.50 vacation days after three years employment per vacation policy. Upon termination, payment, shall be made for up to 25 accrued vacation days.
          G. Relocation Package. Executive shall be entitled to the following relocation benefits:
•	Full cost of moving your household goods from Massachusetts to Atlanta, GA by Manhattan Associates’ corporate relocation company, to include insurance protection, up to 60 days temporary storage and up to 3 months temporary housing, if required.

•	Shipping of two autos from Massachusetts to Atlanta. One auto will be shipped to arrive with household goods and the other will arrive approximately two weeks thereafter.

•	Reimbursement of standard closing costs and real estate commissions of up to 6% associated with the sale of your home in Massachusetts. Home sale will occur through Manhattan Associates’ Buyer Value Option (BVO) program to alleviate the need for gross ups.

•	Home finding services to include community and school research provided by Manhattan Associates’ corporate relocation company

•	Reimbursement for standard closing costs and up to one discount point, inclusive of the loan origination fee, for a competitive loan by a large lending institution associated with the purchase of a home in Atlanta for a mortgage value of up to $1,000,000.00. These reimbursements will be grossed up for tax purposes.

•	All house hunting will be done in conjunction with prearranged business trips to Atlanta. Airfare will be covered by Company for spouse to accompany for three trips and airfare will be covered by Company for children for two trip.
          Executive will repay these amounts to Company if Executive voluntarily terminates his employment or is terminated for cause within one year of the Effective Date of this Agreement.
     3. Term. This Agreement is effective when signed by both parties. The parties agree that Executive’s employment may be terminated at any time, for any reason or for no reason, for cause or not for cause, with or without notice, by Company or Executive. Upon any such termination, Executive shall return immediately to Company all documents and other property of Company, together with all copies thereof, including all Work Product and Proprietary Information, within Executive’s possession or control.
          For purposes of this Agreement, Work Product shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Executive while performing services in furtherance of or related to the Company Business.
          For purposes of this Agreement, Proprietary Information means all Trade Secrets and Confidential Information of Company.
          For purposes of this Agreement, Confidential Information shall mean Company Information in whatever form, other than Trade Secrets, that is of value to its owner and is treated as confidential.

     4. Ownership.
          (a) All Work Product will be considered work made for hire by Executive and owned by Company. To the extent that any Work Product may not by operation of law be considered work made for hire or if ownership of all rights therein will not vest exclusively in Company, Executive assigns to Company, now or upon its creation without further consideration, the ownership of all such Work Product. Company has the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform any acts as may be reasonably requested by Company to transfer, perfect, and defend Company’s ownership of the Work Product.
          (b) To the extent any materials other than Work Product are contained in the materials Executive delivers to Company or its Customers, Executive grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to use and distribute (internally or externally) or authorize others to use and distribute copies of, and prepare derivative works based upon, such materials and derivative works thereof. Executive agrees that during his or her employment, any money or other remuneration received by Executive for services rendered to a Customer belong to Company.
          For purposes of this Agreement, Customers shall mean any current customer or prospective customer of Company.
     5. Trade Secrets and Confidential Information.
          (a) Company may disclose to Executive certain Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of Company (or a third party providing such information to Company) and Company (or such third party) owns all worldwide copyrights, trade secret rights, confidential information rights, and all other property rights therein.
          (b) Company’s disclosure of the Proprietary Information to Executive does not confer upon Executive any license, interest or rights in or to the Proprietary Information. Except in the performance of services for Company, Executive will hold in confidence and will not, without Company’s prior written consent, use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any Proprietary Information communicated or made available by Company to or received by Executive. Executive agrees to notify Company immediately if he discovers any unauthorized use or disclosure of the Proprietary Information.
          (c) Executive’s obligations under this Agreement with regard to (i) Trade Secrets shall remain in effect for as long as such information remains a trade secret under applicable law, and (ii) Confidential Information shall remain in effect during Executive’s employment with Company and for three years thereafter. These obligations will not apply to the extent that Executive establishes that the information communicated (1) was already known to Executive, without an obligation to keep it confidential at the time of its receipt from Company; (2) was received by Executive in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (3) was publicly known at the time of its receipt by Executive or has become publicly known other than by a breach of this Agreement or other action by Executive.
     6. Non-Solicitation.
          A. Customers. The relationships made or enhanced during Executive’s employment with Company belong to Company. During Executive’s employment and the one year period beginning immediately upon the termination of Executive’s employment with Company for any reason (the “One Year Limitation Period”), Executive will not, without Company’s prior written consent, contact, solicit or attempt to solicit, on his own or another’s behalf, any Customer with whom Executive had contact in the one year prior to the end of Executive’s employment with Company for any reason (the “One Year Restrictive Period”) with a view of offering, selling or licensing any program, product or service that is competitive with the Company Business.
          B. Employees/Independent Contractors. During Executive’s employment and the One Year Limitation Period, Executive will not, without Company’s prior written consent, call upon, solicit, recruit, or assist others in calling upon, soliciting or recruiting any person who is or was an employee of Company during the One Year Restrictive Period.

     7. Acknowledgements. The parties hereto agree that: (i) the restrictions contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of Company; (ii) by having access to information concerning employees and customers of Company, Executive shall obtain a competitive advantage as to such parties; (iii) the covenants and agreements of Executive contained in this Agreement are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company’s business and the involvement of Executive in such business; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of Company in light of the substantial harm that Company will suffer should Executive breach any of the provisions of said covenants or agreements and (v) the covenants and agreements of Executive contained in this Agreement form material consideration for this Agreement.
     8. Remedy for Breach. Executive agrees that the remedies at law of Company for any actual or threatened breach by Executive of the covenants contained in Section 4 through 7 of this Agreement would be inadequate and that Company shall be entitled to specific performance of the covenants in such paragraphs or injunctive relief against activities in violation of such paragraphs, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney’s fees) which Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 4 through 7 of this Agreement shall be construed as agreements independent of any other provision of this or any other agreement between the parties hereto, and that the existence of any claim or cause of action by Executive against Company, whether predicated upon this or any other agreement, shall not constitute a defense to the enforcement by Company of said covenants.
     9. No Prior Agreements. Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive’s employment by Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.
     10. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by Company on the basis of Executive’s personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive’s performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 13. below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The rights and obligations of Company hereunder shall be available to a successor in interest of Company, including a successor established for the purpose of converting Company to a corporation.
     11. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified, except by a further writing signed by a duly authorized officer of Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.
     12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Company:	Manhattan Associates, Inc
2300 Windy Ridge Pkwy
7th Floor
Atlanta, Georgia 30339
Attention: President

To Executive:	current address on file

     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.
     13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.
     14. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Manhattan Associates, Inc.

By	/s/ Peter F. Sinisgalli

Name:	Peter F. SInisgalli
Title:	President and CEO
Date:	3/30/06

EXECUTIVE:

/s/ Pervinder Johar

Name: Pervinder Johar
Date: 3/31/06